Exhibit 2

DISTRIBUTION AND RESTRICTED PROCEEDS AGREEMENT

PARTIES:	Kim Magness Irrevocable Trust, created under Agreement creating the Magness Family Irrevocable Trusts, dated March 29, 1996, by Bob Magness, as Grantor and initial trustee (the “Kim Trust”); and

The Estate of Bob J. Magness (the “Bob Estate”).

RECITALS:

Deutsche Bank Trust Company Americas (the “Bank”) and the Bob Estate are parties to that certain Restated Demand Note dated October 15, 2002 (the “Note”).  Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Note.

Concurrent with this Agreement, the Bob Estate and the Kim Trust intend to enter into the Stock Exchange Agreement dated February 25, 2004 (the “Exchange Agreement”) among the Bob Estate, Gary Magness, Magness Securities LLC and GMag LLC, the Kim Trust, three other trusts, and Liberty Media Corporation (“Liberty”), pursuant to which Liberty will deliver to the Bob Estate certain shares of Liberty’s Series A common stock, par value $.01 per share (the “Series A common stock”) in exchange for Series B common stock of Liberty (the “Exchange”).

Following the execution of this Agreement, the Kim Trust and the Bank intend to enter into a Promissory Note, Guaranty and Pledge Agreement (collectively, the “Kim Loan”) pursuant to which the Bank will agree to loan the Kim Trust $40 million, in accordance with the terms agreed upon by the Bank and the Kim Trust.

The Kim Trust wishes to have the Bob Estate:

1.                                       execute an Authorization Agreement in a form acceptable to the Bank (the “Authorization Agreement”), pursuant to which the Bob Estate will agree, when and if the Exchange is consummated, to distribute to the Kim Trust 8,560,500 shares of Series A common stock (the “Shares”); and

2.                                       execute a Guarantee Agreement in a form acceptable to the Bank providing for a guarantee by the Bob Estate of the Kim Loan from the date of the Closing of the Exchange until such time as the Bank and the Bob Estate agree such guarantee is no longer necessary (the “Bob Guarantee”).

The Bob Estate wishes to have the Kim Estate to enter into a Pledge Agreement and Guarantee Agreement (collectively, the “Pledge and Guarantee Agreements”) in a form acceptable to the Bank pursuant to which the Kim Estate will guarantee of $30 million of the outstanding debt of the Bob Estate on the Note (“Kim Gurantee”)

pursuant to which certain Shares and the proceeds thereof will be pledged to the Bank as security for the Kim Guarantee.

In consideration of the mutual agreements, representations, warranties and covenants contained in this Agreement, and in consideration of the Kim Trust and Bob Estate entering into the Exchange Agreement, the parties represent, warrant and agree, on the terms and conditions set forth below, as follows:

ARTICLE 1.  OWNERSHIP OF SHARES

After distribution to the Kim Trust as provided below and except to the extent set forth in the Pledge and Gurantee Agreements and the Kim Guarantee, (1) the Shares and all proceeds thereof, shall be the property of the Kim Trust, unless and until delivered to the Bank pursuant to this Agreement, (2)the Kim Trust shall have and own all income and all dividends payable with respect to the Shares, and (3) the Bob Estate shall have no ownership or other rights or interests in the Shares or any gain, loss or income regarding the Shares or any proceeds thereof.

ARTICLE 2.  REPRESENTATION, WARRANTY AND COVENANTS OF THE BOB ESTATE

Section 2.1                                   Valid Agreement.  The Bob Estate hereby represents and warrants to the Kim Trust that this Agreement has been duly and validly executed and delivered by the Bob Estate and, assuming the due execution and delivery hereof by each other party hereto, is a valid and binding obligation of the Bob Estate, enforceable against the Bob Estate in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

Section 2.2                                   Distribution of Shares.  When and if the Exchange is consummated under the Exchange Agreement, the Bob Estate shall, immediately after consummation of the Exchange (and not before or concurrently with), assign, transfer and deliver the Shares to the Kim Trust (the “Distribution”), all in accordance with the Authorization Agreement.

Section 2.3                                   Ancillary Agreements.

(a)                                  The Bob Estate will negotiate in good faith with the Bank and will execute and deliver to the Bank the Authorization Agreement and the Bob Guarantee covering the subject matters stated in the Recitals above.

(b)                                 The Bob Estate will negotiate in good faith with the Kim Trust and will execute and deliver to the Kim Trust an Indemnification and Contribution Agreement covering the subject matters contained in the draft Indemnification and Contribution Agreement attached hereto as Exhibit A.

Section 2.4                                   Amendment of the Exchange Agreement.  The Bob Estate will not (a) approve of or consent to any amendment of the Exchange Agreement as in effect upon execution thereof, (b) approve of or consent to, or take action, to terminate the

Exchange Agreement or (c) grant any waivers regarding any terms or provisions of the Exchange Agreement, that, in any case, materially affects the rights and obligations of the Kim Trust (or any of its beneficiaries) unless both the Bob Estate and the Kim Trust approve in writing of such amendment, termination or waiver.

ARTICLE 3.  REPRESENTATION, WARRANTY AND COVENANTS OF THE KIM TRUST

Section 3.1                                   Valid Agreement.  The Kim Trust hereby represents and warrants to the Bob Estate that this Agreement has been duly and validly executed and delivered by the Kim Trust and, assuming the due execution and delivery hereof by each other party hereto, is a valid and binding obligation of the Kim Trust, enforceable against the Kim Trust in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

Section 3.2                                   Placement of Shares.  The Kim Trust will place the Shares in an account at the Bank and will comply with its obligations under the Pledge and Guarantee Agreements and the Kim Guarantee.

Section 3.3                                   Ancillary Agreements.

(a)                                  The Kim Trust will negotiate in good faith with the Bank and execute and deliver to the Bank the Pledge and Guarantee Agreements covering the subject matters stated in the Recitals above.

(b)                                 The Kim Trust will negotiate in good faith with the Bob Estate and will execute and deliver to the Bob Estate an Indemnification and Contribution Agreement covering the subject matters contained in the draft Indemnification and Contribution Agreement attached hereto as Exhibit A.

ARTICLE 4.  INVESTMENT OF RESTRICTED PROCEEDS

Section 4.1                                   Investment Vehicles.  The Kim Trust may invest and reinvest the the Shares and any proceeds thereof from time to time in (a) stock of Liberty, (b) obligations of, or guaranteed by, the United States Government or any agency thereof, or (c) time deposits, federally insured money-market funds, or certificates of deposit issued by the Bank.

Section 4.2                                   Interest.  Subject to the terms and conditions of the Pledge and Guarantee Agreements, the Kim Trust shall be permitted to distribute any interest income earned by or on the Shares or the proceeds thereof to the Kim Trust’s beneficiaries.

ARTICLE 5.  BANK PAYMENTS

Section 5.1            Other Circumstances.  At any time, the Kim Trust may, in its sole discretion, pay all or any portion of the proceeds of the Shares to the Bank, to be applied toward the amounts owed by the Bob Estate to the Bank under the Note, but allocable to the Kim Trust.  Any payment made under this Section 5.2 will reduce the amount of the Kim Guarantee on a dollar-for-dollar basis.

ARTICLE 6.  TERMINATION

This Agreement shall terminate upon the earliest of (a) payment in full of the Note by the Bob Estate, (b) the payment to the Bank of $30 million by the Kim Trust pursuant to Section 5.1or (c) the termination of the Exchange Agreement with respect to the Bob Estate without a closing thereunder of the Exchange by the Bob Estate.

ARTICLE 7.  MISCELLANEOUS

Section 7.1                                   Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission, overnight, certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when delivered if so delivered personally, by facsimile transmission, or by overnight mail or, if mailed, three business days after the date of deposit in the United States mails, as follows:

if to the Kim Trust to:

If to the Bob Estate, to:

Kim Magness Irrevocable Trust c/o David E. Crandall, Esq. Holland & Hart LLP 555 Seventeenth Street, Suite 3200 Denver, Colorado 80202 Facsimile: 303-295-8261	The Estate of Bob J. Magness c/o Raymond L. Sutton, Jr., Esq. Baker & Hostetler LLP 303 E. 17th Avenue, Suite 1100 Denver, CO 80203 Facsimile: 303-861-7805

with a copy to:	with a copy to:

David E. Crandall, Esq. Holland & Hart LLP 555 Seventeenth Street, Suite 3200 Denver, Colorado 80202 Facsimile: 303-295-8261	Thomas B. Romer, Esq. Baker & Hostetler LLP 303 E. 17th Avenue, Suite 1100 Denver, CO 80203 Facsimile: 303-861-7805

Any party may, by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

Section 7.2                                   Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the transactions described herein, and supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

Section 7.3                                   Waivers and Amendments; Non-Contractual Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party against whom the waiver is sought to be enforced.  No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 7.4                                   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of Colorado.

Section 7.5                                   Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns and legal representatives.  This Agreement is assignable by any of the parties upon written notice by the assigning party to the remaining parties.

Section 7.6                                   Counterparts; Facsimile Signatures.  This Agreement may be executed in separate counterparts, and may be delivered by facsimile, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 7.7                                   Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered on behalf of each of the parties hereto as of the day and year last written below.

Kim Magness Irrevocable Trust, created under Agreement creating the Magness Family Irrevocable Trusts, dated March 29, 1996, by Bob Magness, as Grantor and initial trustee		The Estate of Bob J. Magness
		By:	/s/ Gary Magness
Gary Magness, Personal Representative

By:	/s/ Wendell Geeslin	Date:	February 25, 2004
Wendell Geeslin, Trustee

Date:	February 25, 2004

By:	/s/ Michael Robinson
Michael Robinson, Trustee

Date:	February 25, 2004

By:	/s/ Gary Vickers
Gary Vickers, Trustee

Date:	February 25, 2004

EXHIBIT A TO

DISTRIBUTION AND RESTRICTED PROCEEDS AGREEMENT

Draft of Indemnification and Contribution Agreement

(See Attached)